Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-87255) of Multiple Zones International, Inc. of our report dated February 19, 2004 relating to the financial statements and financial statement schedule of Zones, Inc., which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Seattle, Washington
February 19, 2004